EXHIBIT 5.1

Bartlit Beck LLP

1801 Wewatta Street, Suite 1200

Denver, Colorado 80202

April 29, 2019

Gaia, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027-2452

Re:                              Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Gaia, Inc., a Colorado corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about the date hereof, covering the registration of an aggregate of 2,100,000 shares of the Company’s Class A common stock, $0.0001 par value per share, consisting of (i) 1,800,000 shares of Class A common stock reserved for issuance under the 2019 Long-Term Incentive Plan and (ii) 300,000 shares of Class A common stock reserved for issuance under the 2019 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Class A common stock are referred to herein as the “Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Articles of Incorporation and Bylaws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the legal capacity of natural persons, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. This opinion letter is based as to matters of law solely on the Colorado Business Corporation Act, as amended. We express no opinion herein as to any other statutes, rules or regulations.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder

Very truly yours,

/s/ Bartlit Beck LLP